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                                 VAN ECK FUNDS
                             122 East 42nd Street
                           New York, New York 10168


                                                                October 20, 1994


Van Eck Securities Corporation
122 East 42nd Street
New York, New York 10168


Ladies/Gentlemen:

     Pursuant to Section 3(b) of the Plan of Distribution Pursuant to Rule 12b-1, dated October 29, 1993 (the "Plan"), please be advised that an additional series of the Trust, namely, Global Hard Assets Fund (the "Fund"), which will issue Class A Shares have adopted the Plan for the Fund. A certification by the Secretary of the Trust of the resolution adopted by the Board of Trustees and an amended Exhibit A reflecting the addition of the Fund to the Plan are attached.



                                             VAN ECK FUNDS



ATTEST: /s/ Thaddeus Leszczynski             BY: /s/ John C. van Eck
                                                     President
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                                 VAN ECK FUNDS
                                   EXHIBIT A


Name of Series                Maximum 12b-1 Fees/Annual Limitation
                              (Annually as a % of average daily net assets)


Global Balanced Fund-A        0.50%

Asia Infrastructure Fund-A    0.50%

Global SmallCap Fund-A        0.50%

Global Hard Assets Fund-A     0.50%
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                          RESOLUTION OF VAN ECK FUNDS

Separately by the "non-interested" Trustees and by the full Board:

VOTED: That the Plan of Distribution with respect to the Class A shares pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, for the Global Hard Assets Fund in the form presented to the meeting, is hereby adopted by the Board of Trustees for the period ending May 1, 1995, with the "non-interested" Trustees also voting separately, after consideration of all factors deemed relevant, including, but not limited to, the purposes for which the Fund was organized, the degree to which the Plan is expected to address the circumstances that led to the organization of the Fund, the level of payments provided for under the Plan, and the benefits afforded by the Plan to the Fund and its shareholders.

                                  CERTIFICATE

     The undersigned certifies that he is the Secretary of VAN ECK FUNDS, a business trust organized and existing under the laws of the Commonwealth of Massachusetts; that the foregoing is a true and correct copy of a resolution duly adopted at a meeting of the Board of Trustees of said business trust held on the 18th day of October, 1994, at which meeting a quorum was at all time present and acting; that the passage of said resolution was in all respects legal; and that said resolution is in full force and effect.


Dated this 20th day of October, 1994.



                                             /s/ Thaddeus Leszczynski
                                             Thaddeus Leszczynski, Secretary



(Seal of Trust)